Exhibit 15.5

1700 K Street, NW, Fifth Floor Washington, D.C. 20006-3817 PHONE 202.973.8800 FAX 202.973.8899 www.wsgr.com

Robert H. Rosenblum
Email: rrosenblum@wsgr.com
Direct Dial: 202-973-8808
May 17, 2019
Sara von Althann
Staff Attorney
Securities and Exchange Commission
Division of Corporate Finance, Office of Financial Services
100 F Street, NE
Washington, DC 20549
Re:     YouNow, Inc.
Amendment No. 2 to
Draft Offering Statement on Form 1-A
Submitted April 3, 2019
CIK 0001725129
Dear Ms. von Althann:
YouNow, Inc. (“YouNow,” the “Company” or “we”) respectfully submits this correspondence to the staff (the “Staff”) of the Securities and Exchange Commission (the “Commission”) in response to the Commission’s letter dated May 2, 2019 (the “Comment Letter”), relating to the Company’s filing on April 3, 2019 of the Company’s Amendment No. 2 to the Offering Statement on Form 1-A (the “Offering Statement”).
To facilitate your review, we have reproduced below the Staff’s comments in bold italics, followed by our responses.
Draft Offering Statement on Form 1-A
General

1.
Please refer to comment 10 in our letter dated November 29, 2018. Your disclosure continues to indicate that you do not believe the tokens “should be characterized as either debt or equity under the securities laws.” Please refer to Rule 261(c) and Rule 251(a) of Regulation A and revise your offering circular accordingly.

The Company acknowledges the Staff’s concerns that under Rule 251(a) of Regulation A, only “eligible securities” may be offered under Regulation A, and under Rule 261(c), “eligible securities” are defined as “[e]quity securities, debt securities, and securities convertible or

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Securities and Exchange Commission
Division of Corporate Finance, Office of Financial Services
May 17, 2019

exchangeable to equity interests, including any guarantees of such securities, but not including asset-backed securities as such term is defined in Item 1101(c) of Regulation AB.”
For the reasons discussed below, the Company believes: (1) the Props Tokens are “debt securities” for purposes of Regulation A; (2) the Props Tokens may be “equity securities” for purposes of Regulation A; and (3) in any event, the Props Tokens are not equity securities for purposes of Section 12(g) of the Securities Exchange Act of 1934 (“Exchange Act”). Below, we provide more detail on the bases for these conclusions.
Consistent with these conclusions, we have revised the offering circular (“Offering Circular”) to indicate that the Props Tokens are “investment contracts” for purposes of Section 2(a)(1) of the Securities Act of 1933 (“Securities Act”) and Section 3(a)(10) of the Exchange Act that could be deemed to be either equity securities or debt securities as those terms are used in Regulation A and that the Props Tokens are not equity securities for purposes of Section 12(g).
The Props Tokens are “debt securities” for purposes of Regulation A
As noted in the Offering Circular and our previous responses to the Staff’s comments, YouNow believes that the Props Tokens are securities for purposes of Section 2(a)(1) of the Securities Act and Section 3(a)(10) of the Exchange Act because they are “investment contracts” under the Supreme Court’s analysis in SEC v. Howey1, mainly due to the fact that they represent the possibility for return based on YouNow’s efforts developing the Props Network. The Company also believes, however, that the definition of “debt security” for purposes of Regulation A should include certain tokens, such as the Props Tokens, that are securities solely because they are investment contracts for purposes of the definition of a security in Section 2(a)(1) of the Securities Act and in Section 3(a)(10) of the Exchange Act.
The term “debt security” is not defined in Regulation A or the Securities Act. In fact, the term “debt security” is not even included in the list of instruments that are securities in Section 2(a)(1) of the Securities Act. Potentially relevant terms that do appear in Section 2(a)(1) are “note,” “bond,” “debenture” or “evidence of indebtedness.” Congress could have used any or all of these terms in Regulation A (through its adoption of Section 3(b)(3), the basis of the limitation in Rule 261(c)) had it intended eligible securities under Regulation A to be limited to equity securities and notes, bonds, debentures or evidences of indebtedness. Congress did not include any of those terms; it instead used the term “debt securities.” The Company believes that, while the term “debt securities” is broad enough to encompass notes, bonds, debentures and evidences of indebtedness, there is no reasonable basis to conclude that the definition of “debt securities” is limited to those instruments.
1 328 U.S. 293 (1946).

Securities and Exchange Commission
Division of Corporate Finance, Office of Financial Services
May 17, 2019

Because the term “debt securities” is not defined in either Regulation A or the Securities Act (or, for that matter, in the Exchange Act), it is reasonable to examine the legislative history of Regulation A for further guidance on the meaning of the term “debt securities.” Unfortunately, the legislative history also does not discuss the meaning of the term “debt securities”, or even why that term and the “eligible security” concept was added to Section 3(b)(3) of the Securities Act2.
As a result, the Company believes it is appropriate to examine the purpose of the Regulation A amendments, as well as the use of the term “debt securities” elsewhere in the Securities Act, to best interpret what instruments Congress sought to include and exclude through the use of the term “debt securities.” Regulation A was designed, fundamentally, to ease the regulatory burden for small, entrepreneurial businesses that seek to gain access to the capital markets.3 This purpose was not, at least as described in any public record or statements by Congress, supposed to be circumscribed based on the unique or innovative character of the securities offered by a company. YouNow believes that it is precisely the type of small, entrepreneurial business that Congress intended to benefit by enacting the amendments to Regulation A. YouNow also believes that the Props Tokens, which are a novel way of (among other things) permitting investors to financially benefit from the growth and development of the Props Network, are squarely within the types of securities that Congress intended to be eligible to use Regulation A.
YouNow understands Congress’ statement that equity securities and debt securities (as well as debt securities convertible into equity securities) are eligible securities to broadly mean
2 The original bill that led to the adoption of Section 3(b)(3) of the Securities Act, H.R. 1070, was introduced on March 14, 2011, and referred to House Committee on Financial Services (the “Committee”), without the limitation that became Section 3(b)(3). This limitation appeared at the time the bill was reported out of Committee to Congress on September 14, 2011. The report released by the Committee, H.R. Rep. No. 112-206, at 3 (2011) (the “HR 1070 Committee Report”), does not mention the change, including in its discussion of amendments made during the markup process. As a result, it is unclear when exactly the change occurred, who suggested it, what the Committee intended by adding it, or what was meant by the terms “equity securities” and “debt securities.” There is also no mention of the change or Section 3(b)(3) generally in the committee report on the Jumpstart Our Business Startups Act (“JOBS Act,” the bill through which the text of H.R. 1070 eventually became law), H.R. Rep. No.
112-406 (2011), or in Congressional debate on H.R. 1070 or the JOBS Act.
3 See, e.g., HR 1070 Committee Report at 3 (stating the goal of the amendments to Regulation A was to further its purpose of providing small companies access to capital markets “without the costs and delays associated with the full-scale securities registration process”). The HR 1070 Committee Report states further that “[s]mall companies are critical to economic growth in the United States. . . . By reducing the regulatory burden and expense of raising capital from the investing public . . . Regulation A offerings can also help entrepreneurial businesses attract private capital at lower costs than might be feasible in an initial public offering using full SEC registration procedures.” HR 1070 Committee Report at 4.

Securities and Exchange Commission
Division of Corporate Finance, Office of Financial Services
May 17, 2019

that small entrepreneurial companies can use Regulation A to qualify any security that such a company issues to raise capital or to otherwise help its business develop, and that offers investors a financial interest in that business. The Company believes that Congress intended to exclude from Regulation A offerings of securities that do not serve a capital raising or business development purpose and that do not offer investors a financial interest in the economics of a company or a company’s business. Examples of such excluded securities might include a securities-based swap agreement and do include an asset-backed security.
As a result, YouNow understands the undefined term “debt securities,” as used in Regulation A, to mean the universe of instruments that: (1) are not equity securities (which is a defined term); and (2) are used by a company to raise capital or otherwise help its business develop, and that offer investors a financial interest in the company or a business of the company.4
This view aligns precisely with the purposes of Regulation A, which focuses on helping smaller companies raise capital efficiently and cheaply. YouNow, for example, used its private tokens sales for exactly these purposes and will use its Regulation A offering to raise additional capital in the form of non-cash consideration through token sales, which is exactly the type of consideration YouNow now requires in order for YouNow and the Props Network to continue to grow. Holders of the Props Tokens will participate in the future success of the Props Network through an increase in value of the Props Tokens (reflecting an increasing demand for the tokens as more people use the Props Network).
Finally in this regard, the Company believes that Congress did not include “investment contracts” as an express separate category of eligible securities under Regulation A primarily because Congress generally was not yet aware of tokens at the time it enacted the Regulation A amendments. Congress failure to expressly include investment contracts as eligible securities, however, in no way suggests that instruments that are investment contracts for purposes of Section 2(a)(1) of the Securities Act and Section 3(a)(10) of the Exchange Act, such as tokens, that are used for capital raising purposes and that offer investors an interest in a business should not be deemed to be eligible securities for purposes of Regulation A.
The concept of broadly defining the term “debt securities” is fully consistent with what may be the only other time that term is used under the Securities Act (and perhaps in the
4 The fact that the Company is not raising capital in this particular Regulation A offering is not relevant. The Company is offering the Props Tokens to developers and others who will help develop the Props Network. This is a valid Regulation A offering, under the express terms of Regulation A and Form 1-A. See HR 1070 Committee Report at 3-4. In this regard, Regulation A does not impose limitations on the type of consideration an issuer may obtain under Regulation A (and, in fact, contemplates the receipt of non-cash consideration within the note to paragraph (a) of Rule 251 of Regulation A).

Securities and Exchange Commission
Division of Corporate Finance, Office of Financial Services
May 17, 2019

principal federal securities laws). Specifically, Rule 144(a)(4) states that “debt securities” are, as relevant here, any security other than an equity security as defined in Rule 405 under the Securities Act. To be sure, the distinction between “equity securities” and “debt securities” (i.e., all other securities) in Rule 144 serves a different purpose than the purposes underlying Regulation A.5 The point, though, is that the SEC used the term “debt securities” in Rule 144 expansively, and did not limit that term to just instruments that pay holders principal and interest (for example).6 As discussed above, we believe that in Section 3(b)(3) of the Securities Act, Congress also used the term “debt securities” expansively.
Notably, the Company does not believe that the term “debt securities” in Regulation A necessarily is as broad as the use of that term in Rule 144. In Rule 144, the term means all securities that are not equity securities. In the context of Regulation A, the Company believes, as discussed above, the term means securities that are not equity securities and that are used by a company to raise capital and to offer investors a financial interest in the company or a business of the company.7
The Props Tokens also may be “equity securities” for purposes of Regulation A. While neither Regulation A nor the text of the Securities Act defines the term “equity security,” Rule 405 under the Securities Act does define the term “equity security” as follows:
any stock or similar security, certificate of interest or participation in any profit sharing agreement, preorganization certificate or subscription, transferable share, voting trust certificate or certificate of deposit for an equity security, limited partnership interest, interest in a joint venture, or certificate of interest in a business trust; any security future on any such security; or any security convertible, with or without consideration into such
5 Rule 144’s definition of “debt securities” exists in order to differentiate between the conditions under which the seller of certain privately offered securities can rely on a safe harbor from being an underwriter of those securities; these conditions differ depending on whether the securities are equity versus debt. That is, the definition provided in Rule 144 is meant only to allow holders of securities to know which set of conditions apply to the securities they hold.
6 Because YouNow will have no financial or other obligations to the token holders, the opinion required by Item 17(11) of Form 1-A will acknowledge that the Props Tokens are not binding obligations of YouNow following their delivery.
7 The Company emphasizes that while the Props Tokens are “debt securities” for purposes of Regulation A, they are not debt for all purposes under the federal securities laws. For example, Section 304(a)(1) of the Trust Indenture Act exempts from its scope, among other things, “any security other than (A) a note, bond, debenture, or evidence of indebtedness, whether or not secured, or (B) a certificate of interest or participation in any such note, bond, debenture, or evidence of indebtedness, or (C) a temporary certificate for, or guarantee of, any such note, bond, debenture, evidence of indebtedness, or certificate.” The Props Tokens do not meet any of the definitions provided in this exemption and therefore are not subject to the Trust Indenture Act.

Securities and Exchange Commission
Division of Corporate Finance, Office of Financial Services
May 17, 2019

a security, or carrying any warrant or right to subscribe to or purchase such a security; or any such warrant or right; or any put, call, straddle, or other option or privilege of buying such a security from or selling such a security to another without being bound to do so.
Tokens that are securities for purposes of Section 2(a)(1) of the Securities Act and Section 3(a)(10) of the Exchange Act solely because they are investment contracts do not fit within any of these categories. As discussed in prior correspondence with the Staff, tokens that are securities for purposes of Section 2(a)(1) of the Securities Act and Section 3(a)(10) of the Exchange Act solely because they are investment contracts, such as the Props Tokens, lack any indicia of equity. They provide holders with no rights to dividends, revenue, profits or any other amounts from the issuing company, and they provide holders with no voting or other rights with respect to the issuing company. As a result, they do not in any meaningful way resemble a stock, an interest in a profit sharing agreement, a preorganization certificate, a transferable share, a voting trust certificate or any of the other items listed in the definition of “equity security.”
In addition, most of the items listed in the Rule 405 definition of “equity security” also are included in the definition of security in Section 2(a)(1) of the 1933 Act, and presumably when adopting the definition of “equity security” in Rule 405, the Commission largely selected the types of instruments listed in Section 2(a)(1) that it determined are equity securities. Notably, the term “investment contract” also is expressly listed in the Section 2(a)(1) definition of security, but is not included in the definition of “equity security” in Rule 405. This strongly suggests that instruments that are securities for purposes of Section 2(a)(1) of the Securities Act and Section 3(a)(10) of the Exchange Act solely because they are investment contracts, such as the Props Tokens, are not equity securities within the meaning of Rule 405.
The definitions in Section 2(a)(1) and Rule 405 are qualified by the language “unless the context otherwise requires,” and it is possible, therefore, that the Commission and the Staff could conclude that the “context otherwise requires” that the term “equity securities” as used in Section 3(b)(3) and Regulation A is broader than the definition of that term in Rule 405, and that the term “equity securities” as used in Section 3(b)(3) and Regulation A includes some or all investment contracts. For example, one could argue that a key attribute that makes the Props Tokens securities – the reliance of token holders on the managerial or entrepreneurial efforts of YouNow – causes the Props Tokens to in some sense resemble non-voting equity: the holders of the tokens, like the holders of equity, will profit, if at all, based on the efforts of management. (Of course, the same is true of bond holders as well; they will receive interest and principal on the bonds only if the management of the issuing company is successful in generating enough income to be able to pay those amounts, and the market’s assessment of the success of management’s efforts can affect a bond’s secondary trading price.)
For the reasons described above, the Company believes that the better view is that tokens that are securities for purposes of Section 2(a)(1) of the Securities Act and Section 3(a)(10) of the

Securities and Exchange Commission
Division of Corporate Finance, Office of Financial Services
May 17, 2019

Exchange Act solely because they are investment contracts are “debt securities” within the meaning of Section 3(b)(3) and Regulation A, but the Company also believes that the Commission reasonably could determine that, in the context of Regulation A, the term equity securities is broad enough to also encompass investment contracts, such as the Props Tokens.
The Company strongly believes, however, that the Props Tokens should be deemed to be either equity securities or debt securities for purposes of Regulation A, and that YouNow should be able to qualify the Props Tokens on Form 1-A. As discussed earlier, YouNow and the Props Tokens appear to be well within the types of issuers and securities Congress intended to include within the Regulation A amendments. In addition, as you know, YouNow first submitted its Form 1-A to the Staff over 7 months ago, and the Staff and YouNow have engaged in several significant rounds of comments and responses since the initial filing. YouNow also engaged in hours of informal discussions with the Staff prior to and since the Form 1-A was filed. At no time has the Company – or the industry – been apprised that the Commission’s view is that Regulation A is unavailable to issuers of tokens that are investment contracts for purposes of Section 2(a)(1) of the Securities Act and Section 3(a)(10) of the Exchange Act. 8
In any event, the Props Tokens are not equity securities for purposes of Section 12(g) of the Exchange Act. Even if the Props Tokens are viewed as “equity securities” for purposes of Regulation A, the Company strongly believes that the Props Tokens are not equity securities for purposes of Section 12(g) of the Exchange Act.9 The definition of “equity securities” used for purposes of Section 12(g) is provided in Rule 3a11-1 under the Exchange Act, which defines an “equity security” as follows:
Any stock or similar security, certificate of interest or participation in any profit sharing agreement, preorganization certificate or subscription, transferable share, voting trust certificate or certificate of deposit for an equity security, limited partnership interest, interest in a joint venture, or certificate of interest in a business trust; any security future
8 In fact, Commissioner Hester Peirce recently expressed support for Regulation A token offerings. See Commissioner Hester Pierce, “How We Howey,” https://www.sec.gov/news/speech/peirce-how-we-howey-050919 (May 9, 2019) (“Although several companies seeking to issue tokens have begun the process, none has yet had its Regulation A offerings qualified. The lack of progress is not only difficult for the companies that remain in limbo, unable to move forward with raising capital, but also may scare off other companies. These companies may opt for a private offering instead, depriving the general public of the opportunity to invest, and also depriving the market of the public disclosure of the information included in the Regulation A offering materials.”).
9 Section 12(g) requires that any issuer with total assets of more than $10 million and a class of equity held of record by 2,000 or more persons register the securities and file ongoing reports as a reporting company. If the Props Tokens are treated as equity securities for these purposes, YouNow might have more than 2,000 equity holders and therefore could be required to register the Props Tokens and become a reporting company under the Exchange Act.

Securities and Exchange Commission
Division of Corporate Finance, Office of Financial Services
May 17, 2019

on any such security; or any security convertible, with or without consideration into such a security, or carrying any warrant or right to subscribe to or purchase such a security; or any such warrant or right; or any put, call, straddle, or other option or privilege of buying such a security from or selling such a security to another without being bound to do so.10
This definition is substantively identical to the definition of “equity security” in Rule 405 under the Securities Act. As discussed earlier, Props Tokens are investment contracts for purposes of Section 2(a)(1) of the Securities Act and Section 3(a)(10) of the Exchange Act, are not reasonably within any of the categories listed in Rule 405, and are therefore not “equity securities” within the meaning of Rule 405. For the same reasons, Props Tokens are not reasonably within any of the categories listed in Rule 3a11-1, and are therefore not “equity securities” for purposes of Rule 3a11-1 or Section 12(g). Critically, as also discussed above, if Props Tokens are deemed to be “equity securities” for purposes of Regulation A, it is solely because the “context otherwise requires” that the Props Tokens should be treated as equity securities for purposes of Regulation A, even though Props Tokens do not meet the definition of equity securities in Rule 405 under the Securities Act. If the Props Tokens are deemed to be equity securities for purposes of Regulation A – even though they are not equity securities for purposes of Rule 405, Rule 3a11-1 and Section 12(g) – YouNow should become subject to the Regulation A periodic reporting requirements, not the Section 12(g) reporting requirements.
The Company notes that if it became subject to the Section 12(g) reporting requirements, it also would become subject to a large number of significant regulatory regimes that would make no sense as applied to YouNow. For example, as a Section 12(g) issuer, YouNow would be subject to the proxy rules, the tender offer rules, the rules regarding reporting on beneficial ownership (e.g., the rules in the 13D and 13G series under the Exchange Act), and others. Generally, however, none of these rules provide any investor protection benefits to the Props Token holders. Those holders have no economic interest in, or voting or other rights regarding, YouNow. As a result, requiring YouNow to prepare and circulate proxy materials to the Props Token holders is meaningless; those holders have nothing to vote on. Similarly, the Props Token holders have no economic or other rights in YouNow, so they will not get any compensation from, or votes with respect to, a tender offer or similar corporate event involving YouNow; as a result, the tender offer provisions provide no protections to Props Token holders. And again, since Props Token holders have no voting or similar rights with respect to YouNow (including with respect to its board of directors), the purposes underlying Section 13D and 13G reporting
10 Rule 3a11-1 was adopted under Section 3(a)(11) of the Exchange Act, which defines an equity security as “any stock or similar security; or any security future on any such security; or any security convertible, with or without consideration, into such a security, or carrying any warrant or right to subscribe to or purchase such a security; or any such warrant or right; or any other security which the Commission shall deem to be of similar nature and consider necessary or appropriate, by such rules and regulations as it may prescribe in the public interest or for the protection of investors, to treat as an equity security.”

Securities and Exchange Commission
Division of Corporate Finance, Office of Financial Services
May 17, 2019

are of no particular relevance to Props Token holders; a Props Token holder can own more than 5%, 10% or any other threshold of Props Tokens, but will still have no ability to thereby cause or facilitate a change in control or any other corporate event for YouNow.
The fact that so many of the ramifications of causing YouNow to become a Section 12(g) issuer make no sense in the context of its public sale of Props Tokens is further support for YouNow’s argument that it should not in any event become subject to Section 12(g) simply because it sells Props Tokens pursuant to Regulation A.
Finally, YouNow notes that if the Props Tokens are deemed to be equity securities for purposes of Section 12(g), virtually all tokens and similar digital assets will be, regardless of whether the issuer files under Regulation A. As a result, virtually any token issuer with more than 2,000 token holders and $10 million in assets would be required to register as a Section 12(g) reporting company, again, regardless of whether it files under Regulation A. The SEC has never indicated that this should be the case. In fact, the remedies imposed by the SEC in recent enforcement cases against token issuers11 suggest that the SEC does not think that registration as a reporting company is generally required of token issuers, because in those cases registration was offered by the respondents (as evidenced by the fact that they were undertakings of each company, not sanctions imposed by the SEC), not mandated by the SEC. In addition, the failure to register under Section 12(g) was not the basis of either enforcement action, or any other enforcement action.
More generally, if the Commission intends to take the very significant step of announcing that virtually all tokens are equity securities for purposes of Section 12(g), and that a large number of token issuers and their tokens therefore are currently illegally unregistered under Section 12(g), that announcement presumably should not be made through a comment to a single issuer in connection with a Regulation A offering. Instead, any such announcement ought to be preceded by significant discussion with the industry and other affected stakeholders, and perhaps be preceded by rulemaking with the opportunity for notice and comment.
For these reasons, YouNow believes the Props Tokens are “debt securities” for purposes of Regulation A, the Props Tokens may be “equity securities” for purposes of Regulation A, but in any event the Props Tokens are not equity securities for purposes of Section 12(g).
11 In the matter of CarrierEQ, Inc., d/b/a AirFox, Order Instituting Cease-and-Desist Proceedings Pursuant to Section 8A of the Securities Act of 1933 (Nov. 16, 2018), https://www.sec.gov/litigation/admin/2018/33-10575.pdf; In the matter of Paragon Coin, Inc., Order Instituting Cease-and-Desist Proceedings Pursuant to Section 8A of the Securities Act of 1933 (Nov. 16, 2018), https://www.sec.gov/litigation/admin/2018/33-10574.pdf.

Securities and Exchange Commission
Division of Corporate Finance, Office of Financial Services
May 17, 2019

2.
We note your response to comment 4 and your revised disclosure, including on page 34, and we are unable to agree with your analysis. Please remove the primary issuance of the Tokens under the DPAs from your offering circular. Please also provide us with your detailed legal analysis regarding whether any exemptions from registration were available for the offering of Props Tokens at such time.

In response to the Staff's comment, the Company has removed the primary issuance of the Props Tokens under the Debt Payable by Asset agreements (“DPAs”) from the Offering Statement. Further, in response to the Staff's comment, as further informed by the discussion between the Staff and the Company's counsel on May 9, 2019, the Company respectfully advises the Staff that it believes that there was adequate disclosure and understanding on the part of participants in the December 2017 offering of the DPAs such that the offering of Props Tokens at such time was exempt from registration under Regulation CF of the Securities Act of 1933.

3.	We note your response to comment 42 in our letter dated November 29, 2018 with respect to whether:

•	Etherium blockchain validators and Props Blockchain validators that could receive compensation in connection with completing transfers of Props Tokens are broker-dealers;

•
YouNow, Props PBC, the Ethereum blockchain, the Props Blockchain, the validators of the Ethereum blockchain and other, future-selected validators of the Props Blockchain are not required to register as transfer agents or clearing agencies;

•	the Props Network, the Props Live Video App and the Game Show App should not be viewed as exchanges or ATSs;

•	Selling Props Tokens at the same time that you may receive Props Tokens in

•	connection with the purchase by users of digital goods does not violate Regulation M; and

•	Neither you nor your affiliates are required to register as a money transmitter or money services business.
While we do not have any further comments about these issues at this time, our decision not to issue additional comments should not be interpreted to mean that we either agree or disagree with your response.
YouNow respectfully acknowledges the Staff's comment.

Securities and Exchange Commission
Division of Corporate Finance, Office of Financial Services
May 17, 2019

4.
Please advise us of any interests Props PBC holds in subsidiaries, including whether those subsidiaries are wholly owned, majority owned or minority owned, and provide us supplementally with your analysis as to whether interests in any of those subsidiaries subject those entities to the Investment Company Act of 1940.

The Company respectfully advises the Staff that for the reasons discussed below, YouNow and its subsidiaries are not investment companies for purposes of the Investment Company Act of 1940 (“1940 Act”). Under Section 3(a)(1)(C) of the 1940 Act, a company is an “investment company” if, among other things, it holds more than 40% of the total value of its assets (exclusive of government securities and cash items) in investment securities as defined in Section 3(a)(2) of the 1940 Act. Rule 3a-1 states that an issuer is not an “investment company” if, among other things, it: (a) holds more than 55% of the total value of its assets, other than cash and government securities, in assets that either are: (1) not investment securities (as defined in Section 3(a)(2)); or (2) interests in companies primarily controlled by the issuer (collectively, “Rule 3a-1 investment securities”); and (b) derives more than 55% of its net income after taxes (excluding income derived from government securities), over the last four fiscal quarters combined, from assets that are not Rule 3a-1 investment securities.12 For the reasons described below, YouNow is not an “investment company” based on Rule 3a-1.
YouNow currently holds direct interests in the following subsidiaries13: (i) YouNow Research and Development Ltd., an Israeli company (“R&D”), (ii) Switch RTC Ltd., an Israeli company (“Switch”), (iii) YouNow Services, LLC, a Delaware limited liability company (“Services”), (iv) The Props Foundation Public Benefit Corporation, a Delaware public benefit corporation (“Props PBC”), and (v) The PROPS Foundation, a nonprofit foundation based in the Seychelles (the “Foundation” and, together with R&D, Switch, Services, and Props PBC, the “YouNow Subsidiaries”). Each of the YouNow Subsidiaries is wholly and directly owned by YouNow.
Rule 3a-1(c) requires that a company consolidate all wholly-owned subsidiaries in analyzing its compliance with Rule 3a-1. Therefore YouNow consolidates the assets of the YouNow Subsidiaries for Rule 3a-1 purposes.
12 Rule 3a-1 also requires that (i) under Section 3(a)(1)(A), a company is not and does not hold itself out as being engaged primarily, and does not propose to engage primarily, in the business of investing, reinvesting, or trading in securities; (ii) under Section 3(a)(1)(B), the company is not engaged and does not propose to engage in the business of issuing face-amount certificates of the installment type, and has not engaged in such business or have any such certificate outstanding; and (iii) the company is not a special situation investment company. The Company meets the terms of each of these requirements.

13 For accounting purposes, all of the entities listed here are consolidated onto YouNow’s balance sheet.

Securities and Exchange Commission
Division of Corporate Finance, Office of Financial Services
May 17, 2019

As of March 31, 2019, the last date of YouNow’s most recent fiscal quarter, and on a consolidated basis, YouNow held 100% of the value of its non-cash assets in accounts receivable, net, prepaid expenses and other assets, property and equipment, net, and intangible assets (including Bitcoin and Ether14) (the "Operating Assets"). None of these assets are securities. YouNow also derived 100% of its net income after taxes from the Operating Assets. Therefore, YouNow derived less than 45% of its net income, after taxes, from Rule 3a-1 investment securities. Based on its assets and the sources of its income, YouNow is not an investment company under Rule 3a-1.
Based on this analysis, YouNow does not generally believe that the investment company status of the YouNow Subsidiaries is relevant. Nonetheless, the Company provides it below.

•
R&D holds no investment securities. It holds only cash, receivables and equipment. Therefore R&D is not an investment company because it holds less than 40% of the total value of its assets (other than cash and government securities) in investment securities.

•
Switch holds no investment securities. It holds only equipment. Therefore Switch is not an investment company because it holds less than 40% of the total value of its assets (other than cash and government securities) in investment securities.

•
Services holds no investment securities. It holds only cash. Therefore Services is not an investment company because it holds less than 40% of the total value of its assets (other than cash and government securities) in investment securities.

14 The Company is treating Bitcoin and Ether as “good” assets (assets that are neither investment securities nor disregarded as cash) for these purposes, based on guidance from the Staff that these two digital assets are not securities. See William Hinman, Director, Division of Corporation Finance, Digital Asset Transactions: When Howey Met Gary (Plastic), https://www.sec.gov/news/speech/speech-hinman-061418 (stating that Bitcoin and Ether are not securities due to the state of decentralization of those tokens and that other systems may also meet that standard in the future). However, even if these assets were treated as cash (and disregarded for 1940 Act purposes), YouNow would still have 100% of the total value of its assets (other than cash and government securities) in non-investment securities. We recognize that the definitions in the 1940 Act are qualified by the language “unless the context otherwise requires,” and it is possible that the Commission and the Staff in theory could conclude that the “context otherwise requires” that Bitcoin and Ether may be securities for purposes of the 1940 Act and investment securities for purposes of Section 3 of the 1940 Act. The Company believes, however, that there is nothing in the 1940 Act or otherwise that suggests that the “context otherwise requires” that Bitcoin and Ether should be treated as securities or investment securities for purposes of the 1940 Act, and the Company believes that any such Commission determination should be made in a public forum subject to notice and comment from the public, rather than in a comment letter to a single registrant.

Securities and Exchange Commission
Division of Corporate Finance, Office of Financial Services
May 17, 2019

•
Props PBC holds no investment securities. It currently holds no assets, but upon qualification, will hold only Props Tokens.[15] Therefore Props PBC is not an investment company because it holds less than 40% of the total value of its assets (other than cash and government securities) in investment securities.

•
The Foundation holds no assets. Therefore the Foundation is not an investment company because it holds less than 40% of the total value of its assets (other than cash and government securities) in investment securities.

For the reasons above, none of YouNow nor any of the YouNow Subsidiaries are “investment companies.”

5.
Please advise us supplementally whether YouNow, Inc. or Props PBC intend or reserve the right to repurchase any of the outstanding Props Tokens and, if so, how the repurchase price of such tokens would be determined.

The Company respectfully advises the Staff that YouNow and Props PBC do not intend or reserve the right to repurchase any of the outstanding Props Tokens.

6.
We note the statement from your letter dated March 1, 2019, that “YouNow and Props PBC may at certain times hold significant portions of the total value of their assets in Props Tokens.” Please advise us supplementally whether purchasers of Props Tokens profit from YouNow, Inc. and/or Props PBC holding Props Tokens.

The Company respectfully advises the Staff that it is not aware of any way in which “purchasers” of the Props Tokens profit from YouNow or Props PBC potentially holding Props Tokens. As a preliminary matter, the Company does not currently hold any Props Tokens on its balance sheets, although upon qualification, Props PBC will hold Props Tokens on its balance sheet. In addition, the Company is not currently seeking to qualify the sale for cash of any Props Tokens, and therefore it is unclear that there are any “purchasers” of the Props Tokens, although recipients may receive the Props in exchange for non-cash consideration.
15 Because the Props Tokens will be treated as a form of internally generated intangible asset for accounting purposes, they will be valued at zero dollars and will not affect Props PBC’s (or, on a consolidated basis, YouNow’s) investment company status. However, even if these Props Tokens had a value (which they do not), as noted in our response to comment 42 of the Staff’s letter dated November 29, 2018, the Company does not believe that the Props Tokens should be treated as securities or investment securities in its hands (or in the hands of its wholly owned affiliates, such as Props PBC), because the Company and its wholly-owned affiliates are not reliant on the efforts of others for any return from the Props Tokens. Thus, to the extent the Props Tokens have any value, the Company anticipates it would disregard those Props Tokens as if they were cash.

Securities and Exchange Commission
Division of Corporate Finance, Office of Financial Services
May 17, 2019

To the extent that Props PBC will, and YouNow or another YouNow affiliate may, hold Props Tokens on its balance sheet in the future, and recipients may be viewed as “purchasers,” those Props Tokens would be held as part of the process of generating the Props Tokens for use on the Props Network or for the Company to otherwise make distributions as described in the Offering Statement, including, for example, as grants by Props PBC to key Props Network participants. As a result, the Company does not believe that purchasers of Props Tokens would profit from those holdings in any way.
The systems and devices of the Props Network may be the target of malicious cyberattacks . . . , page 19

7.
We note your disclosure on pages 20 and 32 regarding a potential data breach into your user data in 2017. Please revise these risk factors to discuss any significant risks arising to holders of your securities as a result of this potential data breach.

In response to the Staff's comment, YouNow has revised the Offering Statement on pages 21 and 33-34 to clarify that YouNow does not believe that this potential breach poses any significant risks to Props Token holders.
We could become “reporting companies” with significant additional reporting obligations under the Exchange Act . . . , page 43

8.
We note your disclosure in this risk factor and on page 118 that you do not intend to engage a transfer agent in this offering, in part, because "the types of activities a transfer agent would normally engage in are performed automatically on the blockchain." Please provide us with a detailed analysis of the specific activities that the blockchain will perform in comparison to the activities typically performed by a transfer agent.

In response to the Staff’s comment, we respectfully first wish to provide a general overview of our understanding of the issues underlying this comment. Under Section 12(g) of the Exchange Act,16 an issuer of certain classes of equity securities must register those securities under the Exchange Act and thereby become a reporting issuer that is subject to, among other things, the proxy rules, the tender offer rules, the Williams Act rules and a number of other requirements under the Exchange Act. As discussed in response to Comment 1, the Company strongly believes that the Props Tokens, which are securities for purposes of Section 2(a)(1) of the Securities Act and Section 3(a)(10) of the Exchange Act solely because they are investment
16 Section 12(g) of the Exchange Act requires that any issuer with total assets of more than $10 million and a class of equity held of record by 2,000 or more persons register the securities and file ongoing reports as a “reporting company” under the Exchange Act.

Securities and Exchange Commission
Division of Corporate Finance, Office of Financial Services
May 17, 2019

contracts: (1) are “debt securities” for purposes of Regulation A; (2) may be “equity securities” for purposes of Regulation A; and (3) in any event, are not equity securities for purposes of Section 12(g).
If, purely hypothetically, the Props Tokens were equity securities for purposes of Section 12(g), YouNow would be eligible to take advantage of the exemption from Section 12(g) securities registration provided by Rule 12g5-1(a)(7)17 if among other things YouNow had “engaged a transfer agent registered pursuant to Section 17A(c) of the [Exchange Act] to perform the function of a transfer agent with respect to the [Props Tokens].” YouNow has not engaged such a transfer agent.
Solely for purposes of this response, the Company will assume that the Props Tokens are equity securities for purposes of Section 12(g). With that assumption, the Company will provide below, as requested by the Staff, a detailed analysis of the specific activities that the Ethereum blockchain will perform in comparison to the activities typically performed by a transfer agent. The Company believes that this analysis shows that the key types of activities a transfer agent would normally engage in generally are performed automatically on the Ethereum blockchain. As a result, assuming solely for purposes of this response that the Props Tokens are equity securities for purposes of Section 12(g), the Commission and the Staff should permit YouNow to rely on the exemption from Section 12(g) provided by Rule 12g5-1(a)(7), even though it has not engaged a registered transfer agent.
Again, however, as discussed in the response to Comment 1, the Company strongly believes that the Props Tokens are not equity securities for purposes of Section 12(g), and as discussed further in that response, if Props Tokens are equity securities for purposes of Section 12(g), so are virtually all other tokens, and many token issuers would therefore currently be in violation of their Section 12(g) registration requirements. The Company believes that this comment letter process is not the appropriate venue for the Staff and the Commission to make such a far-reaching determination.
At a high level, we understand that a main purpose of engaging a transfer agent for equity securities is to help ensure the issuer knows who its equity holders are, so that the issuer can provide them any dividends, solicit proxies, monitor ownership for purposes of regulatory reporting, and perform other similar functions. In general, however, these functions are not needed for tokens that are investment contracts, because those tokens give the holders no right to
17Rule 12(g)5-1(7) states that for purposes of Regulation A, the definition of “held of record” does not include securities offered in Tier 2 of Regulation A where the issuer submits reports in compliance with the reporting requirements applicable to Tier 2 issuers, engages a transfer agent for the securities, and has a public float of its equity of less than $75 million. YouNow anticipates meeting all of these conditions but the transfer agent requirement.

Securities and Exchange Commission
Division of Corporate Finance, Office of Financial Services
May 17, 2019

any economic participation in the fortunes of the token issuer; the tokens, for example, give the holder no right or opportunity for dividends from, or participation in the profits, income, revenue or assets of, the token issuer. To the extent that a transfer agent might help with other issues – such as ensuring that transfers occur without fraud, dual ownership, etc. – as argued below those functions are replaced by the Ethereum blockchain.
Further, transfer agents would introduce significant difficulties into the process of transferring digital assets like the Props Tokens. Instead of transfers occurring and being recorded on the Ethereum blockchain within minutes of being initiated on the Ethereum blockchain, YouNow would need to report all sales and transfers of the Props Tokens to a transfer agent, including all commercial transfers. This would slow down transfers from being nearly instantaneous to taking as long as a transfer agent will take to process the transaction. In addition, including a transfer agent would serve no regulatory purposes in many cases. For example, if a user of the YouNow platform uses Props Tokens for the purely commercial purpose of purchasing a domain name, there arguably is no more use for a transfer agent to record that transaction than there is for a transfer agent to record a shopper’s purchase of groceries from her local store. In fact, there is probably less need for a transfer agent in connection with the purchase of the domain name, since the resulting transfer of tokens is immutably recorded on the Ethereum blockchain, whereas no such immutable recording is necessarily made of the shopper’s purchase of groceries.
With this context, below we provide an outline of the principal transfer agent activities that will be handled by the Ethereum blockchain. This is followed by a discussion of the transfer agent activities that are not performed by the Ethereum blockchain, which we believe are generally irrelevant to token issuers and not sufficient to require use of a transfer agent by YouNow. Finally, we discuss why we believe the transfer agent rules are inapplicable or not useful to Ethereum blockchain activities and transactions in the Props Tokens.
Transfer Agent Activities Performed by the Ethereum blockchain
The following activities are typically performed by a transfer agent and will be performed by the Ethereum blockchain for the Props Tokens18 :

•
Tracking, recording, and maintaining on behalf of issuers the official record of ownership of each issuer’s securities. Typically, this occurs through a transfer agent’s creation and maintenance of a master securityholder file, control book, and transfer file. The

18 We categorize these activities generally based on the SEC’s 2015 concept release on transfer agent regulation. SEC, “Transfer Agent Regulations,” 80 Fed. Reg. 81948, 81949 (Dec. 31, 2015) (“TA Concept Release”).

Securities and Exchange Commission
Division of Corporate Finance, Office of Financial Services
May 17, 2019

Ethereum blockchain encompasses all of these types of records by tracking, in a transparent fashion, ownership of the Props Tokens and any and all transfers of them.

•
Canceling old certificates, issuing new ones, and performing other processing and recordkeeping functions that facilitate the issuance, cancellation, and transfer of those securities. All transfers, issuances, and related processing and recordkeeping occur and are recorded on the Ethereum blockchain. In general, we believe this set of activities encompasses several of the definitions of a transfer agent provided in Section 3(a)(25) of the Exchange Act:

◦
Countersigning securities upon issuance on behalf of an issuer (Section 3(a)(25)(A)). The purpose of this function is to provide independent, third party authentication that the security is the security it is supposed to be, and not fraudulent. For certificated securities, the issuer’s registrar signs, and then the transfer agent countersigns to show legitimacy. For uncertificated securities, the investor has the option of having ownership registered in book-entry or on the books of the issuer’s transfer agent, and in either case receives a “statement of ownership.”[19]

For the Props Tokens, upon issuance, YouNow records initial ownership; investors receive the Props Tokens in their wallet through a transfer that is recorded mechanically on the Ethereum blockchain (with the help of Ethereum validators). Through the recording process, the Ethereum blockchain (and Ethereum validators) show that the Props Tokens deposited into an investor’s wallet are the securities issued by YouNow, which provides the holder’s record of ownership.

◦
Monitoring the issuance of securities with a view to preventing unauthorized issuances, a function commonly performed by a registrar (3(a)(25)(B)). Typically, a transfer agent does this through a control book and transfer file, each of which allow the transfer agent to monitor the number of securities outstanding, to prevent overissuance and provide historical information on the issuance and transfer of a specific security or the holdings of a specific securityholder; the total number of shares on the master securityholder file should match the number of shares authorized in the control book.[20]

The Ethereum blockchain records all transfers of each Props Token (as a transfer file does), starting at issuance, and records how many Props Tokens a particular wallet holds. Although some holders may have more than one wallet, and thus
19 TA Concept Release, 80 Fed. Reg. at 81973.
20 TA Concept Release, 80 Fed. Reg. at 81971.

Securities and Exchange Commission
Division of Corporate Finance, Office of Financial Services
May 17, 2019

more Props Tokens than obvious at first glance, that is not particularly relevant to YouNow. It could be relevant for holders’ rights in, for example, staking or voting (which may be based on the total number of Props Tokens held), but holders can solve that by consolidating their holdings into one wallet. Importantly, based on the process of Ethereum transaction validation and block building on the Ethereum blockchain, which accepts only one chain of transactions for any particular asset, it is not possible for a Props Token to be transferred to or held by more than one owner.21

◦
Registering the transfer of outstanding securities (Section 3(a)(25)(C)). Historically, a transfer agent would verify a certificate, register the transfer, cancel the old certificate, and issue a new certificate to the buyer. For uncertificated securities, this occurs by registering the transferee’s name on the books of the issuer, as held by the transfer agent, and recording the transaction in the transfer file. Part of the goal of this process is to confirm there are no existing claims against the security for UCC purposes.[22]

The Ethereum blockchain records all transfers through the Ethereum transaction validation process – again, this operates much like the control book and transfer file. Again, it is not possible for the Ethereum blockchain to generate duplicate transfers or claims on a Props Token, consistent with ensuring compliance with the transfer conditions of the UCC.

◦
Exchanging or converting outstanding securities (Section 3(a)(25)(D)). This function is a corollary of the previous function, in that exchanges or conversions generally also involve transfers. The Props Tokens are not convertible, and any exchanges of the Props Token will be recorded and verified through the Ethereum transaction validation and block building process, as discussed above.

◦
Transferring record ownership of securities by bookkeeping entry without physical issuance of certificated securities (3(a)(25)(E)). This function may be irrelevant because the Props Tokens are not issued in book entry form, but instead delivered to each holder’s wallet. If it is relevant, the same arguments as provided under “Registering the transfer of outstanding securities” will apply.

21 As we discuss in our disclosure on pages 27-28 and page 88 of the Offering Circular, multiple competing versions of the blockchain, or forks, may be present at any time on the Props Network’s nodes that could potentially have conflicting records of ownership.   However, under the Props Network’s consensus rules, only the longest fork of the blockchain is authoritative.
22 TA Concept Release, 80 Fed. Reg. at 81950-52.

Securities and Exchange Commission
Division of Corporate Finance, Office of Financial Services
May 17, 2019

Common Transfer Agents Activities That Will Not Be Performed by the Ethereum Blockchain
The following activities are commonly performed by transfer agents and will not be performed by the Ethereum blockchain, but are generally not relevant to the Props Tokens and are not a sufficient basis to require use of a transfer agent:

•
Facilitating communications between issuers and registered securityholders. Many transfer agents provide services such as providing mailings and other communications from an issuer to shareholders, for purposes such as dividend distributions; proxy distributions; notifications regarding initial public offerings, tender offers and other corporate events and actions; address changes; tax form mailings; replacing lost certificates; and others, as well as answering securityholder inquiries. Many of these functions, such as dividend or proxy distributions or lost certificate replacement, are irrelevant to YouNow and the holders of Props Tokens. To the extent any of these functions are relevant, they are not required to be performed through a transfer agent, and issuers may use alternative methods of communication. To the extent that YouNow needs to communicate with Props Token holders, YouNow will communicate through the Props Network and its public filings. YouNow does not need a transfer agent for these purposes.

•
Regulatory compliance and reporting. Transfer agents often help issuers comply with state and federal law. For example, they might assist with issuer obligations to comply with various state and federal laws related to proxy delivery or disclosure of securityholders, anti-money laundering, escheatment, and others. Many of these are, again, irrelevant to YouNow and the Props Token holders, but to the extent they apply, YouNow intends to comply with all applicable obligations, and it may rely on the Ethereum blockchain in certain cases to do so (e.g., for information on ownership and transfers). This is consistent with federal law, which does not require an issuer to use a transfer agent to fulfill its legal or regulatory obligations as an issuer. As a result, although the Ethereum blockchain will generally not perform these functions, this is not a sufficient basis to require use of a transfer agent.

•
Reporting to the SEC and other regulatory agencies. Transfer agents are obligated to report on their activities and various other topics to the SEC and other regulatory agencies, pursuant to various rules under the Exchange Act, including Rules 17Ac2-2, 17Ad-11, 17Ad-13, and 17f-1(c). These rules generally require (among other things) that transfer agents annually file information on Form TA-2, periodically report on transfers, report any problems with the securityholder record that arise during the transfer process and any solutions taken to address those problems, annually file an audited report about the transfer agent’s system of internal accounting control and related procedures for the

Securities and Exchange Commission
Division of Corporate Finance, Office of Financial Services
May 17, 2019

transfer and safeguarding of securities, and promptly report to the FBI and SEC on stolen, missing, lost or counterfeit securities.
The Ethereum blockchain will not perform these functions directly. However, YouNow does not believe this provides a sufficient basis for requiring the use of a transfer agent. Instead, we view reporting as an obligation of a person who acts as a transfer agent, not as a reason a person is a transfer agent, or a reason to require use of a transfer agent. In addition, we note that at least some of the required reporting is irrelevant to the Props Token (e.g., reporting on problems with the securityholder record, which is held on the Ethereum blockchain and which the transfer agent would have no control over). And much of the information that would otherwise be reportable (such as transfer volume and other data) can be viewed by the SEC and other regulators through running Ethereum core node software and querying the data from that core node an Ethereum blockchain explorer, like Etherscan (https://etherscan.io/).
YouNow is also uncertain which information, if any, would be useful to the SEC. For example, although YouNow may be able to provide a summary of the volume of transactions occurring in the Props Tokens, because potentially many of those transactions will be occurring for commercial reasons, YouNow is not certain how relevant that information is to the staff or the SEC.

•
Act as paying agent by making dividend, principal, interest, and other distributions to securityholders. Although many transfer agents provided these services, they are not relevant to the Props Tokens.

The Transfer Agent Rules Are Generally Inapplicable or Not Useful to Ethereum Blockchain-Based Transactions
Requiring YouNow to engage a transfer agent would not provide any additional meaningful protections to recipients or holders of the Props Tokens. As noted above, transfer agents help issuers know who their securityholders are. The purpose of requiring use of a transfer agent by companies relying on Regulation A, and seeking not to become reporting companies based on Rule 12g5-1(a)(7), is to “provide added comfort that securityholder records and secondary trades will be handled accurately.”23 However, for the reasons described above, there is no reason to engage a transfer agent for purposes of ensuring accuracy of records and trades, or ensuring that transfers are accomplished properly and in a timely fashion – that is done by the Ethereum blockchain. In fact, unlike a traditional equity issuer, YouNow generally does not need to know who holders of the Props Tokens are, except to the extent it includes
23 SEC, Amendments for Small and Additional Issues Exemptions Under the Securities Act (Regulation A), 80 Fed. Reg. 21806, 21820 (April 20, 2015).

Securities and Exchange Commission
Division of Corporate Finance, Office of Financial Services
May 17, 2019

information about them in its annual reporting, which it can accomplish through its own data analytics. If anything, transfer agents would introduce significant difficulties and delays into the process of issuing and transferring digital assets like the Props Tokens.
In addition, the rules applicable to transfer agents are largely neither applicable nor useful in the context of the Ethereum blockchain24:

•
Rules 17Ad-2, 17Ad-3 and 17Ad-10 impose requirements related to processing time, including a turnaround standard of three business days or, for transfer agents acting as registrars, one business day, and to posting data to the transfer agent’s records (generally, within five or ten business days). The Ethereum blockchain generally works faster than these standards – transactions can occur and be confirmed and recorded within minutes of being initiated on the Ethereum blockchain, rather than days.[25]

•
Rule 17Ad-5 imposes requirements related to customer and other inquiries (e.g., about the status of a transfer), but these types of inquiries are typically handled on the Ethereum blockchain through the ability of holders to view transfer information themselves or to verify ownership status based on the contents of their wallet. Other types of inquiries (e.g., about Network operations) are typically not covered by this rule but will be handled directly by YouNow, through the YouNow website or other forms of communication. Others (such as questions about dividends) are not relevant to the Props Tokens.

•
Rules 17Ad-6, Ad-7 and 17Ad-10 mandate the records a transfer agent must keep related to its compliance with the processing, inquiry and other rules, as well as its records related to securities ownership transfers, and the retention periods for those records. There is no need for these records as they are either kept via the Ethereum blockchain (in the case of ownership and transfer data) or irrelevant for determining compliance with the various other rules (e.g., the inquiry rule). In addition, because the Ethereum blockchain verifies transactions, and there is no possibility of overissuances due to a mistake in these

24 We do not address the rules addressing registration (Rule 17Ac2-1), definitions (Rule 17Ad-1 or Rule 17Ad-9), withdrawals from registration (Rule 17Ac3-1), notice of assumption or termination of services (Rule 17Ad-16), exemptions from certain rules for limited partnership interests, redeemable securities of investment companies, or dividend reinvestment programs (Rule 17Ad-4), securities position listing reporting by clearing agencies (Rule 17Ad-8), or year 2000 reports (Rule 17Ad-18), none of which affect our analysis. We also do not address the pure reporting rule already discussed above, Rules 17Ad2-2.
25 We add that (as described in our memo submitted in response to comment 42 in the staff’s letter dated November 29, 2018) to the extent that a transaction may take on the longer side to confirm (meaning an hour or more), Props Token holders can increase the speed of turnaround through the size of their incentive payments.

Securities and Exchange Commission
Division of Corporate Finance, Office of Financial Services
May 17, 2019

records,26 there is no need for “buy-in” by the transfer agent of any over-issuance to provide protection against error.

•
Rule 17Ad-11 provides for a transfer agent to report record differences, buy-ins and failure to post certain data to the issuer and the SEC. This is unnecessary because there is no possibility of record differences or non-confirmation of transactions, and as described above, there is no need for buy-ins.[27]

•
Rule 17Ad-13 provides for an annual study and evaluation of internal accounting controls and related procedures for the transfer of record ownership and safeguarding of related securities and funds. This is unnecessary due to the transparency of data on the Ethereum blockchain.

•
Rules 17Ad-17 and 17f-1 address a transfer agent’s obligation to attempt to find lost securityholders (and unresponsive payees, which is irrelevant to the Props Tokens, as holders do not receive payments) and report to the SEC on FBI on stolen securities. Props Tokens cannot be “lost” (although holders can of course lose their private keys, but that is out of YouNow’s or any transfer agent’s control). Although Props Tokens can be “stolen” (i.e., hacked), holders of the Props Tokens would be first to be aware of any theft, not YouNow or any transfer agent, and it is therefore unclear what additional use this requirement would provide.

Finally, the following rules are not at all relevant to YouNow’s proposed offering of Props Tokens:

•
Safeguarding assets or custody of customer assets (Rules 17Ad-12 and 17f-2): Neither YouNow nor any transfer agent (nor the Ethereum blockchain) will have custody of or hold Props Token holders’ assets.

•	Tender agents (Rule 17Ad-14): YouNow will not engage in tender offers related to the Props Tokens.
26 As we discuss in our disclosure on pages 27-28 and page 88 of the Offering Circular, multiple competing versions of the blockchain, or forks, may be present at any time on the Props Network’s nodes that could potentially have conflicting records of ownership.   However, under the Props Network’s consensus rules, only the longest fork of the blockchain is authoritative.
27 See note 26 above. It is also possible that if a user offers a fee that is too low, miners will choose not to include the associated transaction in a block that they verify. In that case, the transaction will simply not be recorded in the blockchain ledger. If this occurs, the user has the choice to re-submit the transaction for confirmation.

Securities and Exchange Commission
Division of Corporate Finance, Office of Financial Services
May 17, 2019

•	Signature guarantees (Rule 17Ad-15): There are no signatures involved in the Props Tokens.

•
Transfers to intermediaries based on issuer restrictions (Rule 17Ad-20): YouNow does not intend to limit these transfers; if it were to do so, the limitation would be built into the smart contract for the Props Token.

•	Requirements related to cancellation, processing, storage, transportation, and destruction or other disposition of certificates (Rule 17Ad-19): There are no physical certificates for the Props Tokens.
In summary, assuming solely for purposes of this response that the Props Tokens are equity securities for purposes of Section 12(g), the Commission and the Staff should permit YouNow to rely on the exemption from Section 12(g) provided by Rule 12g5-1(a)(7), even though it has not engaged a registered transfer agent, because the Ethereum blockchain generally will automatically perform the key types of activities a transfer agent would normally engage in.
Dilution 49, page 49

9.
Disclose why you have not included the secondary distribution of 45,000,000 Props Tokens in connection with the Props PBC Offering in your Dilution Table considering Props PBC is a wholly-owned subsidiary of YouNow, Inc. and the inclusion of these tokens in your Token Supply disclosure on page 81.

YouNow notes the Staff's comment and has revised the disclosure on page 51 of the offering circular to include the secondary distribution of 45,000,000 Props Tokens by Props PBC in the dilution table.
Current Assets, Liabilities and Stockholders Equity (Deficit), page 50

10.	We note your response to comment 12. Please address the following:

•	Disclose the nature of undeposited funds of $1,444,735 and how, if undeposited as of December 31, 2017, these funds contributed to the reduction in current assets as of December 31, 2018;

•	Disclose the gross proceeds received in the sale of digital currencies and the amount of reductions related to impairments for the periods presented; and

•	Clarify that your deficit increase of $13,904,786 was due to your 2018 net loss.
YouNow notes the Staff's comments and has revised the disclosure on pages 61 and 62 of the offering circular in response to the comments regarding the gross proceeds of digital currencies and the deficit increase. In response to the comment regarding the nature of undeposited funds, YouNow has revised the disclosure on page 60. YouNow notes that the

Securities and Exchange Commission
Division of Corporate Finance, Office of Financial Services
May 17, 2019

undeposited funds were incorrectly listed as being part of current assets. The undeposited funds were funds from the sales of SAFTs that occurred in the financial year ended December 31, 2017 but were received in the financial year ended December 31, 2018. As these funds were received as cash, they did not affect YouNow's current assets and so should not have been included in the discussion regarding current assets.
Management's Discussion and Analysis of Financial Condition and Results of Operations, Year ended December 31, 2017 Compared to Year ended December 31, 2018, page 53

11.
We note that revenues declined from $15,409,155 in 2017 to $12,377,332 in 2018 due to a decline in user spend on digital goods on the YouNow platform and that you expect that digital goods revenue related to the sale of Bars will decrease in the future due to declining traffic trends. In order to provide investors with visibility into your revenue trends, please disclose the number of users and average spend per user, as well as information on the declining traffic trends for the periods presented.

In response to the Staff's comment, YouNow has revised the Offering Statement on pages 54 and 55 in order to incorporate the additional disclosure requested by the Staff.
Critical Accounting Policies and Significant Judgments and Estimates, page 62

12.
Please provide us with information which describes the ordinary course of business activities of the entity, including an understanding of the Company’s current and future plans to derive revenue from the sale of digital goods purchased by users to support the Company's broadcasters and through advertising. Specifically, please address whether the Company’s issuance of Props Tokens will supplement, amend or replace its existing sales of digital goods and advertising.

Through December 31, 2018, YouNow has generated revenues through the sale of digital goods purchased by users that can be transferred as gifts to YouNow's content providers to show support, and through advertising services. YouNow discontinued selling advertising in 2017, no longer earns revenue through advertising, and has no current plans on selling advertising in the future. The Company plans to continue the sale of digital goods to users for cash; the Company has no current intention to allow users to pay for digital goods with Props Tokens. As such, the Props Tokens will not change the way in which the Company generates these revenues.
Props Token holders are currently permitted to purchase exclusive digital goods for cash that are not offered to customers that do not hold Props Tokens. This ability was not a promise made to persons who purchased YouNow's SAFTs - it is a benefit that the Company subsequently chose to provide - and these exclusive digital goods are not priced at a discount.

Securities and Exchange Commission
Division of Corporate Finance, Office of Financial Services
May 17, 2019

13.
Please address whether there are any circumstances where the Company is obligated to or may elect to purchase the tokens back from a token holder. If so, please describe the circumstances and how the Company would account for the purchased and held tokens.

The Company is not obligated to repurchase Props Tokens delivered to a holder under the SAFT issuance or under the proposed Props Token functions outlined in the offering circular as those YouNow intends to provide to users upon qualification (the “proposed Props Token functions”).
The Company also has no current intention to accept Props Tokens for payments or in any other contexts. If, in the future, the Company were to accept, for example, a Props Token in payment for a digital good, YouNow would record the Props Token at the then current fair value, with a credit to revenue from contracts with customers. The Company would subsequently carry the token at cost less impairment charges.
Finally, the Company has no intention to refund amounts paid for Props Tokens in the SAFT issuance - including in the event that the platform is not successful.

14.
We observe the Company’s reference to ASC 606 by analogy as well as the Company’s determination that the token issuances are within the scope of ASC 606. Please provide the Company’s analysis for evaluating the scope of ASC 606 for the token issuances and whether the Company believes the guidance is directly applicable or applied by analogy. Please also tell us how the Company considered alternatively whether the token issuances should be accounted for under ASC 610-20 as the sale or transfer of non-financial assets to counterparties that are not customers, or under ASC 985-20 as a funded software development arrangement (i.e., ASC 985-20-25-12).

To the extent you have determined that you have not achieved technological feasibility with respect to the software projects funded by token holders, explain to us how you have also considered the guidance in ASC Topic 730-10 Research and Development, regarding whether you have incurred research and development costs that should be charged to expense when incurred.
ASC 606 defines a customer as “a party that has contracted with an entity to obtain goods or services that are an output of the entity’s ordinary activities in exchange for consideration.” The standard does not define the term “ordinary activities,” but YouNow understands that it was derived from Concepts Statement No. 6, Elements of Financial Statements, which refers to ordinary activities as an entity’s “ongoing major or central operations.” As a fundamental component of the platform that YouNow has developed, the Props Tokens are an output of YouNow's ordinary activities. As such, YouNow believes that proceeds received in Props Token

Securities and Exchange Commission
Division of Corporate Finance, Office of Financial Services
May 17, 2019

issuances like the SAFT issuance would meet the definition of revenue from contracts with customers under ASC 606.

YouNow does not know whether all SAFT purchasers intend to transact on YouNow's platform. While some may have purchased Props Tokens with the intent to resell them to others at a profit, in the near term, the ultimate holders of the Props Tokens can only use them on YouNow's platform.

Because YouNow believes that Props Token purchasers under a SAFT issuance meet the definition of a customer, YouNow does not believe application of ASC 610-20 is appropriate, as contracts with customers are scoped out of this guidance. In any case, YouNow believes that its revenue recognition would be identical under both models (as ASC 610-20 uses the ASC 606 model); if YouNow applied ASC 610-20 instead of ASC 606, the only difference would be that the revenue in a SAFT-type issuance would not be characterized as revenue from “contracts with customers.”

YouNow has revised the discussion on page 62 of the offering circular to clarify that we are applying ASC 606 directly, rather than by analogy, to issuances like the SAFT issuance.

YouNow has accounted for software development costs in accordance with ASC 985-20. YouNow's platform is up and running, so YouNow records all development expenses in current earnings (capitalization would only be appropriate between the time that technological feasibility is established and the time of release). Technological feasibility of current enhancements to the platform is generally achieved at or around the same time that these enhancements “go live,” so there is no period where development costs are deferred. In addition, YouNow is not selling, licensing, or otherwise marketing YouNow's platform or product enhancements to YouNow's platform in a traditional sense. Some of the enhancements YouNow is working on will not directly generate revenues, but will make the platform more attractive to content providers, users, developers, validators and others, which YouNow believes will indirectly allow us to produce revenues. As such, the realizability of any capitalized costs may be difficult to support.

The Props Token issuances are not tied to any obligation to perform further platform development. As such, YouNow does not believe that its Props Token issuances are funded software development arrangements under ASC 985-20-25-12, and the Props Token purchasers are not partners or collaborators. However, YouNow's accounting is consistent with the guidance in this Topic as it requires entities to apply funds received in a funded software development arrangement first to capitalized costs (or to defer these amounts to apply to future costs to be capitalized) before recognizing income or revenue. YouNow has no capitalized costs or costs we intend to capitalize, and proposes to recognize proceeds received in the Props Token issuances as revenue from contracts with customers, as specified in ASC 985-20-25-12. YouNow believes that this treatment of development costs is also consistent with the guidance in ASC 730-10.

Securities and Exchange Commission
Division of Corporate Finance, Office of Financial Services
May 17, 2019

15.
Please describe the rights of the token holders and obligations the Company has to perform under the token offering. We note the "Offering Summary" references token features, including: Application-Specific Premium Features, Tipping, Voting and Network Status. Please clarify whether these features, and any other features, are current rights of the token holder or possible future rights. Specifically, please tell us what obligation, if any, the Company has under the terms of the token to provide features or services to the token holder.

All of the proposed Props Token functions described in the Offering Circular, including the Props Token features enumerated above, are either functions that YouNow expects to enable at qualification or that YouNow expects to enable subsequent to qualification. The Company has concluded that it has no current obligation to provide these features, and that they are possible benefits that the Company intends to offer or may offer in the future.
Props Token holders currently have the opportunity to purchase, for cash, exclusive digital goods that are not offered to others. This ability is not a current right as the Company did not promise this to current Props Token holders.

16.
With respect to the token issuances, please tell us what promises in the contract, the Company identified (i.e., ASC 606-10-25-16 through 25-18) as well as the Company’s basis for whether those promises are distinct and thus represent individual performance obligations or represent a single combined performance obligation (i.e., ASC 606-10-25-19 through 25-22).

With respect to the Props Token issuance pursuant to the SAFTs, the agreement contains a single promise - to deliver Props Tokens with some functionality on the platform (as described above, Props Token holders can currently purchase exclusive gifts for cash that are not offered to others).  The Company has concluded that there are not promises related to platform development services or any other activities.  As such, there is one performance obligation, and there is no need to assess whether it is distinct from other performance obligations under the contract.  Some Props Tokens are subject to transfer restrictions imposed by smart contracts that YouNow created on the Ethereum blockchain for each SAFT holder who accepted “vesting” terms in her SAFT. See the section of the Offering Statement entitled "Other Offerings" for additional information. These Props Tokens will be delivered to the customer as they vest, and YouNow will record revenue from the sale of the tokens upon delivery to the customer.
The Props Tokens that may be issued to repay lenders under the DPA are not contracts with customers.
There are no other contracts at this time governing the potential issuances of Props Tokens, except for contracts with advisors and one contract with a potential Props App

Securities and Exchange Commission
Division of Corporate Finance, Office of Financial Services
May 17, 2019

developer, each as described in the Offering Statement under “Other Offerings,” which are not contracts with customers.

17.
We observe that token holders may be entitled to discounts for the purchase of other goods or services from the Company (i.e., purchase of in-app virtual goods). Please confirm for us whether this is a current right of the token holder or potential future right. Further, provide the Company’s analysis regarding whether this feature represents a material right in accordance with ASC 606-10-55-41 through 55-45.

To date, customer purchases of in-app virtual goods have been paid for via cash (i.e., credit card purchases). More specifically, customers purchase in-app bars for cash which they can then use to purchase digital goods. No discounts on these purchases have been provided or promised to current Props Token holders.
As discussed in the revised Offering Statement, YouNow does not expect to provide Props Token holders the benefit of purchasing in-app virtual goods at a discount upon qualification. If or when this function is offered to Props Token holders, ASC 606-10-55-41 through 55-4 would be relevant, because they describe situations where a customer is granted an option to acquire goods or services in the future at a discount as part of a current revenue transaction. If this option is a material right that the customer would not receive without entering into the contract (for example, a discount that is incremental to the range of discounts typically given for those goods or services to that class of customer in that geographical area or market), then the company has an additional performance obligation, and the entity recognizes revenue allocated to that performance obligation when those future discounted goods or services are transferred or when the option expires. Because the benefit of purchasing in-app virtual goods at a discount has not been offered in prior revenue transactions, and the Company has no current intention of offering this benefit as part of a future revenue transaction, any such discounts offered would not be a material right under ASC 606-10-55-41 through 55-4.

18.
We further observe that the token holder may be entitled to an additional share of revenue based on the number of tokens held. Please confirm for us whether this is a current right of the token holder or potential future right. Further, please provide an illustrative example of how this feature will impact the revenue arrangement with related content providers. To the extent not discussed in response to the comment above, discuss how this feature was considered in the Company’s evaluation of promises and performance obligations related to the token issuance.

As reflected in the revised Offering Statement, YouNow no longer intends to in the future provide Props Token holders the benefit of increased revenue sharing.

Securities and Exchange Commission
Division of Corporate Finance, Office of Financial Services
May 17, 2019

19.
We understand the Company recognizes revenue immediately upon the distribution of Props Tokens. Please clarify when the Company’s identified performance obligations are satisfied. Specifically, in your analysis, address how the Company considered the fact that tokens may be held by token holders (rather than consumed within days of issuance), as well as the right to future discounts, premium status and other features provided to the token holder.

The only Props Token issuance to date that is a revenue transaction has been to the SAFT investors. The Company concluded that the issuance contained only one performance obligation - to deliver the Props Tokens in exchange for consideration in the form of cash or digital currencies. Some of the features YouNow envisions offering to Props Token holders in the future, such as premium network reputation and status, voting, and the ability to “tip” do not have a cost to us, and would not have accounting consequences. Benefits such as discounts on future purchases of goods and services, if offered, would result in a reduction to YouNow's revenues. If YouNow offered Props Token-holding content providers an increased share of revenues, YouNow's expenses would increase (though, as noted in YouNow's response to question 18, YouNow no longer has any intention to offer this function). Upon qualification, YouNow intends to provide Props Token holders with a “Bars” stipend that can be used to purchase digital assets. A Props Token holder’s redemption of free bars for digital assets would likely not have direct accounting consequences, however, may have an indirect accounting consequence of higher expenses if the free bar is used to purchase a digital good which is subsequently spent on a content creator with a revenue share agreement. Beyond the SAFT purchasers’ ability to purchase exclusive digital assets not offered to others, which YouNow provides on a voluntary basis and can terminate at any time, YouNow currently has not offered any of these benefits to anyone.
In addition, YouNow does not expect Props Tokens that YouNow issues to be returned to us in app transactions. This is not currently contemplated, and in any case, while YouNow currently has the only app on the platform, some Props Tokens YouNow issues for cash or digital currencies may eventually be used by holders to purchase goods and services on future Props Apps by other developers.

Securities and Exchange Commission
Division of Corporate Finance, Office of Financial Services
May 17, 2019

20.
We observe that the Company has determined that the issuance of Props Tokens to vendors, employees, users, broadcasters, etc. will be expensed at the time of issuance unless subject to a vesting schedule whereby the expense will be recognized pro rata over the vesting term. Please clarify whether the issuance of Prop Tokens to vendors, employees, users, broadcasters, etc. (i.e., non-customer counter-parties) has already occurred or if such issuances are contemplated for a future date. Please also describe the proposed accounting for such issuances (including discussion of the credit side of any expenses recognized by the Company).

Use of the Props Tokens to pay vendors, employees, users, content providers, etc. is a non-monetary transaction under ASC 845 that should be accounted for at fair value. Because the Props Tokens currently have no carrying value on YouNow's financial statements, use of these Props Tokens will result in a gain (the credit) equal to the fair value of the Props Tokens distributed.
The timing of the Company’s recognition of the expense side of these transactions will depend on the facts and circumstances surrounding each agreement. For example, the terms of certain agreements with advisors provide for the distribution of Props Tokens to the advisor over the period in which the services will be performed (what YouNow calls the "vesting schedule" you refer to above). In these transactions, the Company will recognize expense over the service period, and income as Props Tokens are distributed in payment for the services.
The terms and conditions intended to govern arrangements with content providers in the Props Live Video App do not contain any specific obligations of the Company. For example, the terms and conditions state that the Company “may reward certain activities that You may perform in the App” and “may in its sole discretion adjust the circumstances and types of activities that are rewarded in the app. The specific amount of rewards is determined by a formula that the Company may modify at any time in its sole discretion.” When the Company awards Props Tokens to content providers, the Company will expense the value of these Props Tokens when they are issued.
Description of the Props Tokens Being Offered
Terms of the Token Contract, page 76

21.	Please revise to clarify the purpose of the "bondable" rule associated with the token contract and the necessity of a 45-day waiting period to "unbond" the tokens.
In response to the Staff's comment, YouNow has revised the Offering Statement on page 80 to clarify the purpose of the "bondable" function of the Token Contract and the necessity of a 45-day waiting period. As described in the expanded disclosure, the "bondable" function of the Token Contract will not be enabled upon qualification, and no Props Network participants will be able to (or required) to use it. YouNow intends, however, for this feature to be included in the

Securities and Exchange Commission
Division of Corporate Finance, Office of Financial Services
May 17, 2019

Token Contract at qualification, so that it may be readily enabled if, in the future, YouNow incorporates a requirement that Validators use this function in order to "stake" Props Tokens to participate as a Validator.
Token Supply, page 82

22.
We note that approximately 260,000,000 tokens will be allocated to wallets controlled by YouNow for the purposes of issuance to equity investors and current and future employees. You also indicate that you may determine to use such tokens for other purposes "including distribution pursuant to this offering circular." Please revise to clarify that to the extent you intend to reallocate these tokens for issuance under this offering circular, you will file a post-qualification amendment. Refer to note to Rule 253(b) of Regulation A.

In response to the Staff's comment, YouNow has revised the Offering Statement on page 86 to clarify that YouNow intends to distribute a portion of these 260,000,000 Props Tokens--specifically, 33,000,000 Props Tokens--in one-time discretionary grants as described in the Offering Statement. YouNow does not, however, intend to distribute pursuant to this Offering Statement any of the remaining 227,000,000 Props Tokens from the above-referenced allotment of approximately 260,000,000 Props Tokens.
Token Transfers, Generally, page 83

23.
Please tell us how you intend to enable subsequent transfers of the Props Tokens being issued in this offering in compliance with the federal securities laws. In addition, in all instances wherein you discuss the potential secondary trading of the tokens, including, for example, the discussion of secondary trading on page 130, please revise to clearly indicate that currently there are no registered or approved third-party platforms to support the secondary trading of your tokens.

In response to the Staff’s comment, the Company respectfully advises the Staff that it shares what it believes to be the Commission’s and the Staff’s concerns with respect to the lack of a developed secondary market for trading of tokens. Specifically, the Company is aware that peer-to-peer and similar secondary sales of tokens can present risks - such as trades that are not necessarily made in compliance with applicable federal or state securities laws, and that do not necessarily include certain anti-money laundering (“AML”) or know-your-customer (“KYC”) safeguards - that are not present for secondary sales made through registered exchanges or alternative trading systems. The Company will therefore attempt to enable subsequent transfers in compliance with the federal securities laws by notifying investors of any registered national exchanges or alternative trading systems that it becomes aware of that have been approved by the Financial Industry Regulatory Authority (“FINRA”) for the trading of Props Tokens, and seek to

Securities and Exchange Commission
Division of Corporate Finance, Office of Financial Services
May 17, 2019

have the Props Tokens listed for trading on such an exchange or alternative trading system to the extent YouNow reasonably can comply with its listing requirements and rules. The Company has revised the disclosure on pages 4, 13, 15, 57, 87, 88, 90, 98 and 140 of the offering circular to emphasize this fact, and to acknowledge that, as far as YouNow is aware, there are currently no registered exchanges or alternative trading systems to support the trading of Props Tokens on the secondary market.
As a preliminary observation, the federal securities laws envision that an issuer of securities generally should not have any role in the secondary trading of the securities it has issued. For securities that are listed on an exchange or alternative trading system (“ATS”), thousands and in some cases millions of shares may be traded every day without the issuer knowing who the sellers and buyers are, and without any transaction-specific involvement by the issuer.
More relevant to this discussion, though, is the regulation of secondary transactions of privately placed securities and other securities that are not listed on an exchange or ATS. The Securities Act of 1933 (the “1933 Act”), which primarily governs issuers of securities, does not directly or indirectly impose any obligation on issuers with respect to secondary trading of its securities. The 1933 Act does impose obligations directly on the seller of any such securities under Section 5 of the 1933 Act, and Section 4 of that Act provides a number of methods that permit those resales. In addition, the Commission has adopted, for example, Rules 144, 144A and 145 under the 1933 Act that also govern when and how a holder of a security may permissibly resell those securities other than on an exchange or ATS. As a general rule, the issuer is not required to take any actions or have any involvement in those transactions, other than in some cases by providing appropriate information about itself and the securities to the market.28 Notably, YouNow will provide that type of information to the markets through the offering circular that is part of the Regulation A offering, and through its periodic filings required pursuant to Regulation A.
The Securities Exchange Act of 1934 (the “1934 Act”) imposes a number of requirements on intermediaries that facilitate secondary trading of (generally) listed securities. Exchanges and ATSs are subject to significant registration and substantive requirements, as are
28 The issuer of securities in a private placement also may authorize the transfer agent to remove a restrictive legend from a security, such as after the Rule 144 holding period has expired. See the Commission’s “Fast Answer” to investors on this topic, at https://www.sec.gov/fast-answers/answersrestrichtm.html). The issuer also may voluntarily retain the right to approve secondary sales of its securities in order to limit the number of legal owners of its equity securities, to avoid inadvertently becoming a reporting company under Section 12(g) of the 1934 Act. In each of these cases, the issuer is acting consistently with express statutory or regulatory provisions, applicable in whole or in part to the issuer, under the federal securities laws. The Company is not aware of any comparable statutory or regulatory provisions applicable to YouNow that would require or cause it to have an obligation to limit or otherwise regulate secondary trading in the Props Tokens.

Securities and Exchange Commission
Division of Corporate Finance, Office of Financial Services
May 17, 2019

the brokers, dealers, transfer agents and clearing agencies (among others) that facilitate trading on those exchanges and ATSs. These requirements, including AML, KYC and similar requirements that the Company believes are part of the concerns underlying the Staff’s comment, are imposed on these market intermediaries, and again not on the issuer of the securities. The 1934 Act reasonably appears to implicitly take the position that the imposition of significant rules and obligations with respect to secondary trading is appropriately placed on these financial intermediaries, because of their ability to significantly increase the liquidity of, and the amount of secondary trading in, an issuer’s securities. The issuer, by contrast, does not provide facilities or services that significantly facilitate secondary trading, and therefore is not, and should not be, subject to these rules and obligations imposed on financial intermediaries.
The Company acknowledges that, in this and other cases, the federal securities laws may not be well-designed for blockchain technology. Blockchains may in some cases facilitate peer-to-peer trading, even in the absence of market intermediaries, to an extent that may not find an easy analog in most non-blockchain situations (although it is possible that internet-based “bulletin boards,” which under several Staff no-action letters also may not be subject to broker-dealer or similar regulation, may pose similar regulatory considerations).29 The Company respectfully submits that this likely is a short-term issue; as discussed above, once FINRA approves one or more ATSs on which YouNow can list the Props Tokens, YouNow will list the Tokens and the concerns the Company believes underlie the Staff’s comments should be significantly mitigated. The Company also respectfully submits that these concerns - like so many other instances in which the federal securities laws and forms are not yet well-tailored for cryptocurrency, such as the registration and reporting process, the registration and regulation of alternative trading systems, the regulation and registration of market intermediaries for cryptocurrency transactions, and the obligations of registered funds and investment advisers buying, selling and advising on cryptocurrency - are best addressed through Commission rule-making, and perhaps in some cases through legislation, rather than through the review process for Regulation A offerings.
The Company also respectfully notes that the concerns it believes underlie the Staff’s comment are in no way limited to the Props Tokens issued pursuant to this Regulation A offering. The Company has issued Props Tokens to participants in private placements, and under Rule 144, after a year from the date of those private placements, the Props Tokens generally become freely tradeable under the federal securities laws. Recipients of those transactions already are able to participate in peer-to-peer transactions. Nor is YouNow unique in this regard. Many other token issuers, including tokens issuers that may never do a Regulation A or public offering, also have offered and sold their tokens in private placements more than a year ago, and those tokens,
29 See Portland Brewing Co., SEC No-Action Letter (Dec. 14, 1999); Flamemaster Corp., SEC No-Action Letter (Oct. 29, 1996); PerfectData Corp., SEC No-Action Letter (Aug. 5, 1996); Real Goods Trading Corp., SEC No-Action Letter (June 24, 1996).

Securities and Exchange Commission
Division of Corporate Finance, Office of Financial Services
May 17, 2019

too, are now able to be resold in peer-to-peer transactions. The Company respectfully submits that this reinforces the Company’s suggestions above: the most appropriate regulatory responses to the concerns the Company believes underlie the Staff’s concerns are for FINRA to expeditiously approve one or more ATSs on which tokens can be traded, and for the Commission by rule (and perhaps Congress through legislation) to better tailor the federal securities laws to address these issues, and to address the many other issues presented by blockchain technology and cryptocurrency that do not fit as neatly as they might into the framework of the federal securities laws.
For the foregoing reasons, the Company respectfully submits that its disclosure in the offering circular is appropriate, and resolves to the best of the Company’s realistic ability the concerns the Company believes underlies the Staff’s concerns. Nonetheless, the Company also offers the following “thought experiments” for how the Company might try to implement a mechanism to further address some of the regulatory issues it believes are of concern to the Staff; unfortunately, as discussed below, the Company does not believe these are feasible (and again, as discussed above, the Company does not believe they are required under the federal securities laws).
The Company believes that there are three technological approaches it (or someone) theoretically could consider implementing. First, the Company could try to develop a “discerning” smart contract, which would distinguish between transactions not compliant with the federal securities laws and compliant transactions. This smart contract would need to be able to distinguish when, for example, a secondary transfer of tokens involved a legal peer-to-peer transaction in the United States, when it involved an offshore transaction not subject to US securities laws, when it involved a transaction executed through a financial intermediary (such as a broker, ATS or exchange) authorized to facilitate or execute the transaction, when it involved a permissible commercial use and transfer of the tokens, and when and if other transactions might be legal. The Company lacks the regulatory expertise to develop and implement such a system, and the Company and the Platform each lacks information about many of these transactions that would be relevant to making a determination as to whether a particular transaction was legal. It is perhaps possible to design, build and develop a system that could do much or all of this, but it would be an enormous, time-consuming and expensive project that is not related to the technology that YouNow is developing. In fact, this technology, if and when developed by someone, would in many respects automate functions otherwise performed by brokers and other financial intermediaries, and in fact the system operator might itself be required to register as a broker-dealer and, perhaps, an ATS. YouNow does not propose to become a registered entity, and has carefully structured its operations to avoid becoming a regulated entity. In addition, YouNow’s shareholders did not invest in the Company with the intention that their investments would be used to create such a regulatory review platform, and it is unlikely that they or YouNow’s board of directors would approve YouNow using its assets for such a purpose.

Securities and Exchange Commission
Division of Corporate Finance, Office of Financial Services
May 17, 2019

Second, the Company could consider applying a “brute force” smart contract restriction, which is the approach the Company took with respect to some Props Token grants to advisers. The transfer lock prohibits all transfers prior to a year from the sale date of the token under Rule 144. The Company could, perhaps, take a similar approach to technologically block the transfers of all Props Tokens indefinitely, subject to approval of a transfer by YouNow or some other entity. In practice, this poses all of the challenges discussed in the first option. YouNow or the person ultimately approving transactions would need to obtain significant information about each transaction, would need to have the regulatory expertise to evaluate whether each transaction was legally compliant, and likely would need to register as a broker-dealer and, perhaps, an ATS. In addition, this approach would (and the first approach might) undermine the purpose of this Regulation A offering: to permit the free transferability of Props Tokens to be used on the Platform.
Third, YouNow could significantly redesign the Props Live Video App and other components of the Props Network to provide YouNow or a third party with the information and power needed to prevent non-compliant trading. It is not clear how this system would function, and who would use such a system. In any event, the development of a system implementing this option presents all of the issues present in the first option, and would again likely subject YouNow or a third party to broker-dealer and perhaps ATS registration requirements.
As a result, YouNow is not aware of a practical technological solution it could implement in a reasonable, timely and cost-effective manner that would address the concerns that the Company believes underlie the Staff’s comment.
Finally, as the Company’s counsel discussed with the Staff, the Company’s counsel has on several occasions discussed with other senior members of the Staff the possibility of a Regulation A offering not receiving approval until an exchange or ATS had been approved, and Company counsel had informally been advised by those Staff members that would not be the case. While the Company does not believe that the Staff’s comment is intended to suggest that approval of the Company’s Regulation A offering is contingent on a pre-existing exchange or ATS capable of trading the Props Tokens, the Company also respectfully submits that it should not be tasked with providing the regulatory functions of such an exchange or ATS while the Company and the broader cryptocurrency community anxiously await FINRA’s approval of such an exchange or ATS.

Securities and Exchange Commission
Division of Corporate Finance, Office of Financial Services
May 17, 2019

24.
We note that YouNow intends to pay the Ether "gas" fee associated with any transfer of greater than fifty Props Tokens. Please clarify who is responsible for paying the gas fee for transactions in smaller amounts. Please also discuss the factors that YouNow will take into consideration when determining whether to pay the gas fees for smaller transactions or for transactions that occur on third party apps.

In response to the Staff's comment, YouNow has revised the Offering Statement on pages 89-90 to clarify the circumstances under which YouNow intends to pay the Ether "gas" fee associated with transfers of Props Tokens and who will be responsible for paying such fees in all other circumstances. As described in the revised disclosure, YouNow intends to pay the Ether "gas" fee associated with transfers only for those transfers effected within the Props Live Video App's transfer functions that YouNow plans to provide in the future, which YouNow refers to as "tipping," and the Props Token holder will be responsible for paying the Ether "gas" fee associated with transfers in all other circumstances.
Description of Business
Assignment, Decentralization, page 112

25.
We note your response to comment 24 and your disclosure in this section stating that you may in the future entrust the account with the ability to effect changes to the Props Network smart contract to a DAO and that such a change would "require the approval of the board of directors of Props PBC and the substantial support of the our [sic] community of users." Please revise to disclose how you would communicate such a change to your community of users and how such users' input would be solicited and given.

In response to the Staff's comment, YouNow has revised the offering circular on page 121 to note that YouNow anticipates that it would communicate any consideration of such a change to its users using methods that may include the following: posting on its social media accounts (including its twitter and telegram), providing notifications on its website and within its apps, sending out emails to its mailing list and, if applicable, filing a post-qualification amendment or supplement to this offering circular. YouNow's users would be invited to provide input using methods that may include the following: replying to its messages on social media and through email, completing surveys, providing non-binding, advisory votes on proposals (voting mechanisms may include voting through the use of a Props Token) and attending virtual video “town hall” meetings to engage in discussion and provide feedback.
Pricing, page 130

26.	We note your response to comment 28 and your analysis as to whether your future pricing structure will constitute an “at the market” offering. We do not have any follow

Securities and Exchange Commission
Division of Corporate Finance, Office of Financial Services
May 17, 2019

up comments about this issue at this time. Our decision not to issue additional comments should not be interpreted to mean that we either agree or disagree with your response. In addition, please revise your disclosure to clarify that you will announce any changes to your price in either a post-qualification amendment or supplement, depending on the facts and circumstances at the time of the change. In this regard, we refer you to Rule 252(f)(2)(ii) and Rule 253(g)(2) of Regulation A for further guidance.
In response to the Staff's comment, YouNow has revised its offering circular on page 139-40 to clarify that YouNow will announce any changes to its price in either a post-qualification amendment or supplement, depending on the facts and circumstances at the time of the change.
Independent Auditors' Report, page F-2
27.    Please have your auditor revise the audit opinion to include its signature as required.
In response to the Staff's comment, YouNow has revised the auditor opinion included with the Offering Statement.
Notes to Consolidated Financial Statements
(H) Intangible Assets Other Than Goodwill
Digital Assets, page F-8

28.	You state that as of December 31, 2018, the cost basis of your digital currencies was in excess of the fair value and address the reasons for not recording this difference as an impairment loss.
In response to the Staff’s comment, YouNow has revised Note 2(H)(b) “Intangible Assets Other than Goodwill - Digital Assets” to disclose the Company’s unadjusted cost basis before impairment in its digital currencies as well as the fair market value of the Company’s digital currencies on hand as of December 31, 2018. The difference of the unadjusted cost basis in excess of the fair market value of the Company’s digital currencies equals the impairment loss that the Company recognized during 2018 as disclosed within this note as well as on the Consolidated Statements of Operations and Comprehensive Loss. Additionally, the fair market value of the digital currencies on hand as of December 31, 2018 as disclosed in this note can also be found broken out by digital currency in Note 5 - “Intangible Assets”.

Securities and Exchange Commission
Division of Corporate Finance, Office of Financial Services
May 17, 2019

If the Staff has any questions or comments concerning the foregoing, or requires any further information, please contact me at the number or email above.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Robert H. Rosenblum
Robert H. Rosenblum